UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 19, 2017

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                                           Entry Into a Material Definitive Agreement.

As described in this Item 1.01 and in Item 8.01 below, Resonant Inc. has issued an aggregate of 2,463,678 shares of common stock upon the exercise by holders of warrants we issued in April 2016 and February 2017, receiving aggregate net proceeds of approximately $8.9 million.

On December 19, 2017, we entered into a Warrant Exercise Agreement (the “Grayboard Exercise Agreement”) with Grayboard Investments, Ltd. (“Grayboard”) to induce Grayboard to exercise its existing warrant issued by us in February 2017.  Pursuant to the agreement, Grayboard exercised in full its February 2017 warrant and purchased 1,626,898 shares of our common stock at an exercise price of $8.25 per share, for an aggregate exercise price of approximately $13.4 million, and we paid Grayboard an inducement fee of approximately $6.7 million.

The foregoing summary of the Grayboard Exercise Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Grayboard Exercise Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2017, upon the unanimous recommendation of the Compensation Committee of our Board of Directors, our Board of Directors unanimously approved the following changes in the compensation payable to George B. Holmes, our Chief Executive Officer:

•                  Structural Change to CEO Bonus Eligibility — Mr. Holmes participates in our annual bonus program, pursuant to which we award bonuses to our officers and other employees if certain company-wide performance goals based on financial results and employee-specific individual objectives are attained, with the target bonus opportunity equal to a specified percentage of the participant’s base salary.  During 2017, Mr. Holmes participates in the bonus program on the same basis as other executive officers, and is eligible to earn a target annual bonus equal to 70% of annual base salary, of which target amount 60% is measured and payable quarterly based on the achievement of quarterly financial goals and individual objectives and 40% is measured and payable annually based on the achievement of annual financial goals.  For 2018, Mr. Holmes will be eligible to earn a target annual bonus equal to 100% of his annual base salary, all of which will be measured and payable annually based on the achievement of annual financial goals (for 50% of his bonus opportunity) and stock price performance (for 50% of his bonus opportunity).  The Compensation Committee and Board of Directors approved the changes in Mr. Holmes’ bonus structure to more closely align his bonus opportunity with an increase in shareholder value during 2018.

•                  Base Salary — Mr. Holmes’ annual base salary was increased from $325,000 to $365,000, commencing January 1, 2018.

The Board also approved an additional life and disability insurance program available to our senior executive officers, pursuant to which we will pay premiums on life and disability insurance for the benefit of our senior executives and their designated beneficiaries.  Each of Jeff Killian, our Chief Financing Officer, Robert Hammond, our Chief Technology Officer, and Neal Fenzi, our Executive Vice President of Engineering, is eligible to participate and receive a life insurance benefit of up to $2 million, and Mr. Holmes is eligible to participate and receive a life insurance benefit of up to $5 million.

In addition, Mr. Holmes’s existing Severance and Change in Control Agreement with us was amended to provide that, upon termination of Mr. Holmes’ employment without “cause” (as such term is defined in his agreement), as part of his severance he is entitled to receive a lump sum payment equal to one hundred percent of his full target bonus for the fiscal year in effect at the date of termination of employment.  Previously, Mr. Holmes’ agreement provided for payment of a pro-rated portion his target bonus for the fiscal year based on the amount of time that had elapsed from the beginning of the year through the date of termination.  A copy of Mr. Holmes’ Amended and Restated Severance and Change in Control Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01                                           Other Events.

In addition to the Grayboard Exercise Agreement, we entered into from time to time warrant exercise agreements with other warrant holders to induce them to exercise existing warrants issued by us in April 2016.  As of December 19, 2017, these holders have exercised their respective April 2016 warrants and have purchased an aggregate of 836,780 shares of our common stock at an exercise price of $2.86 per share, for an aggregate exercise price of approximately $2.4 million, and we have paid the warrant holders an aggregate inducement fee of approximately $239,000.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit
Number	Description

10.1	Warrant Exercise Agreement, dated as of December 19, 2017, by and between the Registrant and Grayboard Investments, Ltd.

10.2	Amended and Restated Severance and Change in Control Agreement, dated as of December 21, 2017, by and between the Registrant and George B. Holmes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2017	Resonant Inc.

	By:	/s/ Jeff Killian
Jeff Killian
Chief Financial Officer